Exhibit 99.1

FIELDSTONE INVESTMENT CORPORATION
CLOSES $1.156 BILLION ASSET-BACKED SECURITIZATION

Columbia, MD Nov. 23 /PRNewswire-FirstCall/ — Fieldstone Investment Corporation (NASDAQ: FICC)  today announced the securitization by its affiliate, Fieldstone Mortgage Investment Corporation (FMIC), and the related offering of approximately $1.156 billion of notes by Fieldstone Mortgage Investment Trust 2005-3.  The assets of the trust include two groups of conventional, adjustable rate and fixed-rate mortgage loans secured by first and second liens on residential properties that were originated by Fieldstone Mortgage Company, Fieldstone Investment Corporation’s mortgage origination subsidiary.

Lead manager for the transaction is Credit Suisse First Boston, with Bear, Stearns & Co. Inc., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as co-managers.

The securitization involved the issuance of four classes of senior notes and thirteen classes of subordinated notes offered pursuant to the prospectus supplement and accompanying prospectus.  Below is a summary of the notes:

	CLASS
	PRINCIPAL	EXPECTED	RATING
CLASS	AMOUNT	INTEREST RATE	MOODYS	S&P	FITCH

1A	$316,989,000	1 MO LIBOR + 0.245%	Aaa	AAA	AAA
2A1	$294,358,000	1 MO LIBOR + 0.120%	Aaa	AAA	AAA
2A2	$262,801,000	1 MO LIBOR + 0.260%	Aaa	AAA	AAA
2A3	$15,000,000	1 MO LIBOR + 0.340%	Aaa	AAA	AAA
M1	$44,283,000	1 MO LIBOR + 0.430%	Aa1	AA+	AA+
M2	$41,369,000	1 MO LIBOR + 0.450%	Aa2	AA+	AA
M3	$27,968,000	1 MO LIBOR + 0.480%	Aa3	AA+	AA-
M4	$19,811,000	1 MO LIBOR + 0.600%	A1	AA+	A+
M5	$19,228,000	1 MO LIBOR + 0.630%	A2	AA	A
M6	$18,645,000	1 MO LIBOR + 0.690%	A3	AA	A-
M7	$18,645,000	1 MO LIBOR + 1.200%	Baa1	A+	BBB+
M8	$15,149,000	1 MO LIBOR + 1.450%	Baa2	A+	BBB
M9	$12,819,000	1 MO LIBOR + 2.000%	Baa3	A	BBB-
M10	$20,976,000	5.00% Fixed	Not Rated	A-	Not Rated
M11	$11,653,000	5.00% Fixed	Not Rated	BBB+	Not Rated
M12	$8,740,000	5.00% Fixed	Not Rated	BBB	Not Rated
M13	$7,575,000	5.00% Fixed	Not Rated	BBB-	Not Rated

TOTAL	$1,156,009,000

The securitization is structured as an on-balance sheet financing, and certain classes of the notes are characterized as debt for both tax and financial reporting purposes and represent obligations of Fieldstone Mortgage Investment Trust 2005-3, a Delaware statutory trust.  Fieldstone will use the proceeds from the securitization primarily to relieve outstanding financing obligations secured by the mortgage loans.

Copies of the prospectus supplement and accompanying prospectus relating to the notes may be obtained from FMIC by contacting 866-365-FMIC (3642).

About Fieldstone Investment Corporation

Fieldstone Investment Corporation, a real estate investment trust for federal income tax purposes, owns and manages a portfolio of non-conforming mortgage loans originated primarily by its mortgage origination subsidiary, Fieldstone Mortgage Company.  Founded in 1995, Fieldstone Mortgage Company is a nationwide residential mortgage banking company that originates non-conforming and conforming residential mortgage loans through over 4,700 independent mortgage brokers serviced by regional wholesale operations centers and a network of retail branch offices located throughout the country.  Fieldstone is headquartered in Columbia, Maryland.

About Fieldstone Mortgage Investment Corporation

Fieldstone Mortgage Investment Corporation (FMIC) is a Maryland corporation and a wholly-owned, limited-purpose financing subsidiary of Fieldstone Investment Corporation.  FMIC was formed solely for the purposes of facilitating the financing and sale of mortgage loans and mortgage-related assets.

Information Regarding Forward Looking Statements

Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws and, if so, are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond Fieldstone’s ability to control or predict, including but not limited to (i) Fieldstone’s ability to successfully implement or change aspects of its portfolio strategy; (ii) interest rate volatility and the level of interest rates generally; (iii) the sustainability of loan origination volumes and current levels of origination costs; (iv) continued availability of credit facilities for the origination of mortgage loans; (v) the ability to sell or securitize mortgage loans; (vi) deterioration in the credit quality of Fieldstone’s loan portfolio; (vii) the nature and amount of competition; (viii) the impact of changes to the fair value of our interest rate swaps on our net income, which will vary based upon changes in interest rates and could cause  net income to vary significantly from quarter to quarter; and (ix) other risks and uncertainties outlined in Fieldstone Investment Corporation’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 25, 2005, and other filings with the SEC. These statements are made as of the date of this press release, and Fieldstone undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.